Exhibit 99.1

Endeavor Completes Sale of IMG Academy to BPEA EQT, in Partnership with Nord Anglia Education

Beverly Hills, CA (June 28, 2023) – Endeavor Group Holdings, Inc. (NYSE: EDR), a global sports and entertainment company, announced today the closing of its sale of IMG Academy, a leading global sports education institution, to BPEA EQT in an all-cash deal reflecting an enterprise value of $1.25 billion.

IMG Academy will continue to operate under the IMG Academy brand with Brent Richard as President of IMG Academy, Tim Pernetti as President of IMG Academy Bradenton, Lisa Strasman as President of NCSA, and Ted Sullivan as Chief Growth Officer.

About Endeavor

Endeavor is a global sports and entertainment company, home to many of the world’s most dynamic and engaging storytellers, brands, live events and experiences. The company is comprised of industry leaders including entertainment agency WME; sports, fashion, events and media company IMG; and premier mixed martial arts organization UFC. The Endeavor network specializes in talent representation, sports operations & advisory, event & experiences management, media production & distribution, experiential marketing and brand licensing.

Website Disclosure

Investors and others should note that we announce material financial and operational information to our investors using press releases, SEC filings and public conference calls webcasts, as well as our Investor Relations site at investor.endeavorco.com. Endeavor may also use its website as a distribution channel of material Company information. In addition, you may automatically receive email alerts and other information about Endeavor when you enroll your email address by visiting the “Investor Email Alerts” option under the Resources tab on investor.endeavorco.com.

Press

Maura McGreevy

press@endeavorco.com